EXHIBIT 4.30

Long Cheng Industrial Zone General Estate Rental Agreement

Contract No.

Landlord (Party A): Shenzhen Long Cheng Industry & Trade Industrial Ltd.

Tenant (Party B): Shenzhen Dalong Bao An Long Cheng Hi-Lite Electronic Factory

Place of Signing: Long Cheng Industrial Zone

Time of Singing: 13th Jul 2012

According to ‘The Contract Law of the People’s Republic of China’ and related rules, in order to ensuring the rights and responsibilities for both landlord and tenant, this agreement was signed under compromise.

Rule #1: Name of rental premises, Area

Party A leases Building #2 to Party B, the area is 5,300 sq. metre

Rule #2: Monthly rental and other expenses

Party B has to pay Party A for the rental and management fee, totaling Renminbi Eighty Thousand Four Hundred Five and Cents Sixty One Only (RMB 80,405.61). The rental and management fee are paid once a month, Party B should pay the rental and management fee to Party B either by cash or transferring to Party A’s bank account.

Rule #3: Deposit

Party B should pay 2 months rental and management fee to Party A as deposit, totaling Renminbi One Hundred Sixty Thousand Eight Hundred Eleven and Cents Twenty Two Only (RMB 160,811.22). The deposit should be refunded to Party B when contract ends, Party A is allowed to deduct any unpaid rental and relocation expenses.

Rule #4: Lease terms

The rental period lasts for one year, from 1st March 2013 to 28th February 2014. This agreement is effective from 1st March 2013.

Rule #5: Repair and maintenance during rental period

Party B is responsible for the repair and maintenance that requested by Party B and agreed by Party A. Party B is responsible to maintain the rental premises in good condition. Party A is responsible for the repair and maintenance caused by the rental premises itself.

The criteria for the repair and maintenance are as follows.

1.	The main structure of the building cannot be damaged, the proposal of decoration has to be approved by Party A.
2.	The position and function of the building and all supplementary facilities cannot be altered and damaged.
3.	Doors and windows cannot be damaged; all kinds of colorized windows are not permitted.
4.	Water and electricity system has to be maintained entire. Drains and emergency pathway cannot be blocked

Rule 6: Responsibility of Party A and Party B

Responsibility of Party A

1.	Pass the building to Party B on time, and is responsible for water supply, electricity supply and roads of the factory
2.	Assist Party B to apply Operation License, Taxation registration, etc. (the fees are paid by Party B)
3.	During the contract period, assist Party B to solve the operational difficulties
4.	Ensure fire safety, clean and hygienic environment and handle complaint in time.

Responsibility of Party B

1.	Pay monthly rent, utility (water and electricity) expense and management fee on time.
2.	Pay utility expense for the building structure and part of public area, also responsible for repair the damage done by human factor.
3.	Follow all laws and regulations announced by the government agency and the Party A. No illegal acts should be perform on-site or any activities that harm the public or the Party A’s interest.
4.	Prevent sub-leasing and it is not allowed.
5.	Appoint a person liable for the fire hazard as and set up a team of five to seven as fire hazard prevention committee to maintain the standard of fire department for the rental building structure. Any violation will be prosecuted.

6.	Promote proper use of public area during the contract period, use of public area should not affect other tenants and Party B is liable for the damaged done.
7.	Not to redecorate the building structure and facility without the permission of Party A. Party B is responsible to payback the cost of the structure/facility dismantled.

If Party B violate any of its term #1,3,4,7 under Rule#6 . Party A has authority to terminate the contract and vacant the building structure Party A rental. Deposit paid by Party A can be confiscate and Party A is liable for any consequences.

Party B has the right to purse Party A for its responsibility if the term#6 is violated and not handled in time.

Rule 7: Breach of Contract

Party A is being considered as breach of contract if they are not able to provide:

1.	The building structure to the Party B according to the period listed in the contract.
2.	The related equipment to the Party B according to the contract.

Party B is being considered as breach of contract if they are not able to:

1.	Repair for the building structure & equipment damaged.
2.	Compensate for the damaged made by unauthorized modification of building structure & equipment.
3.	Vacant building structure after the contract ends.
-	Party B is liable to pay the rent and related expense plus a penalty per day for the first 30days after the contract ends if Party B haven’t return the building structure to Party A. Amount for the penalty per day is counted as: 1/1000* the amount of monthly rent
4.	Pay on time and there is late penalty for every late payment day for the monthly rental.
-	The amount for late Penalty per day is counted as: Amount for monthly rent and related applicable expense*Day Overdue*0.1%

If Party B is breaching the contract, Party A can:

1.	Charge Party B two month rent as penalty for breach of contract.
2.	Force the Party B to move out and vacant the building structure

3.	Sue the Party B in China court and take every legal method to collect overdue amount.

Rule #8: Disclaimer

1.	Party B is not liable for the repair for the building structure damaged by the superior force (known as Act of God). However, Party B should report immediately to the Party A and submit the related legal supporting to Party A when requested.

Rule #9 Ways to solve disagreement

Disagreement should be solved by negotiation for both Party B and Party A, and then should bring up to third-party arbitration or local court in China if negotiation failed.

Rule #10: Others

1. Formal paper notification should submit to another party if one wants to terminate the contract before the date listed in the contract three month ahead. The contract can be terminate upon both Party A and Party B agree and party who terminate the contract should pay three month rent to another party as penalty.

2. If Party B decide not to renew the contract, Party B must restore the building structure back to original condition and paid all expense incurred (if applicable) before return to Party A, then Party A will paid deposit back to Party B. If Party B decided to let Party A to do the restoration, all expense incurred will deducted from deposit before paid back to Party B and Party B is responsible to pay any expense excess the deposit.

3. Party B must submit paper notification to Party A six month before the contract ends for their contract renewal intention. Party A promise Party B has the priority to renew the contract under the same terms and condition with other potential tenant’s offer. All renewal should be sign under a new contract with both parties signature.

4. Terms in the contract can be change when agreed by both Party A and Party B.

5. “The Contract Law of the People’s Republic of China” should be the bases for any other unlisted terms in this contract.

6. Chinese Version should be the bases to follow when there is any discrepancy in other language version.

Landlord	Tenant

Shenzhen Long Cheng Industry & Trade	Shenzhen Dalong Bao An Long Cheng Hi-Lite

Industrial Ltd.	Electronic Factory

Time: 2012/07/13	Time: 2012/07/13